Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No.1 to the Registration Statement (Form S-4) and related Prospectus of Oracle Corporation for the registration of $1,000,000,000 of 3.875% Notes due 2020 and $2,250,000,000 of 5.375% Notes due 2040 and to the incorporation by reference therein of our reports dated June 27, 2011, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation, included in its Annual Report (Form 10-K) for the year ended May 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 23, 2011